Exhibit 3.7

ARTICLES OF INCORPORATION

OF

SOFTWARE BROKERS OF AMERICA, INC.

ARTICLE I.

The name of the Corporation is:

SOFTWARE BROKERS OF AMERICA, INC.

ARTICLE II.

The corporation shall exist perpetually commencing with the filing of these Articles of Incorporation with the Department of State.

ARTICLE III.

The Corporation may engage in or transact any or all activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE IV.

The Corporation is authorized to issue 5000 shares of $1.00 par value which shall be designated as common shares.

ARTICLE V.

The Corporation’s initial Registered Agent and Registered Office in the State of Florida are:

INITIAL REGISTERED AGENT:	PETER PREVITI

INITIAL REGISTERED OFFICE:	10511 N. Kendall Dr. Suite C205
Miami, Fl 33176

ACKNOWLEDGMENT AND CONSENT OF REGISTERED AGENT

Having been named Initial Registered Agent to accept service of process on the Corporation at the Initial Registered Office designated in these Articles of Incorporation, I hereby accept such status and consent to act in this capacity and agree to comply with all the requirements of law pertaining thereto.

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ARTICLE VI.

The number of Directors constituting the initial Board of Directors of the Corporation is one or more. The number of Directors may be either increased or decreased from time to time by amendment to the Bylaws, but shall never be less than the number of the initial Board of Directors.

The names and addresses of the initial Directors are:

NAME:	ADDRESS:

PETER PREVITI	10511 N. KENDALL DR. SUITE C205 MIAMI, FLORIDA 33176

ARTICLE VII.

The name and address of the Incorporator executing these Articles of Incorporation is:

INCORPORATOR:	Peter Previti

ADDRESS	10511 N. Kendall Dr. C–205, Miami, Florida 33176

ARTICLE VIII.

The power to adopt, alter, amend, or repeal the Bylaws shall be vested in the Board of Directors and Stockholders.

ARTICLE IX.

The Corporation shall indemnify any Officer or Director or any former Officer or Director to the full extent permitted by law.

ARTICLE X.

This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation or amendments hereto and any right conferred upon the Stockholders is subject to this reservation.

ARTICLE XI.

At each election of Directors, every Stockholder entitled to vote shall have the right to cumulate his votes by giving one candidate as many votes as the number of Directors to be elected at that time multiplied by the number of his shares, or by distributing such votes on the same principle among any number of such candidates.

ARTICLE XII.

The members of the Board of Directors may participate in meetings of the Board of Directors by means of conference telephone as provided by law.

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INCORPORATOR

STATE OF FLORIDA	)

COUNTY OF DADE	)

BEFORE ME, the undersigned authority, personally appeared PETER PREVITI, to me known to be the person described in and who executed the foregoing Articles of Incorporation as his free act and deed for the purpose therein expressed.

WITNESS my hand and seal at Miami, this 31st day of August, 1988.

Carol A. Cullen
NOTARY PUBLIC, STATE OF FLORIDA